Exhibit 99

VIACOM REPORTS SECOND QUARTER 2009 RESULTS

New York, NY, July 28, 2009 — Viacom Inc. (NYSE: VIA and VIA.B) today reported financial results for the second quarter ended June 30, 2009.

2009 Results

	Quarter Ended June 30,		B/(W)	Six Months Ended June 30,		B/(W)
(in millions, except per share amounts)	2009	2008	2009 vs. 2008	2009	2008	2009 vs. 2008

Revenues	$3,299	$3,857	(14%)	$6,204	$6,974	(11%)

Operating income	586	792	(26%)	1,028	1,359	(24%)

Net earnings from continuing operations attributable to Viacom	277	406	(32%)	454	676	(33%)

Diluted EPS from continuing operations	0.46	0.64	(28%)	0.75	1.06	(29%)

Adjusted diluted EPS	$0.49	$0.64	(23%)	$0.78	$1.08	(28%)

Revenues for the second quarter of 2009 totaled $3.30 billion, a 14% decline from $3.86 billion in the second quarter of 2008. This decrease reflects lower revenues in both the Media Networks and Filmed Entertainment segments as weak economic conditions continued to impact certain business sectors. Operating income declined 26% to $586 million primarily as a result of lower year-over-year revenues, which more than offset a $352 million net reduction in expenses in the quarter. Excluding the impact of Media Networks and Filmed Entertainment severance charges, adjusted operating income decreased 22% to $619 million. Reported net earnings attributable to Viacom declined 32% versus a year ago to $277 million, or 27% on an adjusted basis. Excluding $0.03 in severance charges, adjusted diluted earnings per share (EPS) were $0.49, a 23% decline versus the second quarter of 2008. The adjustments are detailed in the Supplemental Disclosures at the end of this release.

Sumner M. Redstone, Executive Chairman of Viacom, said, “As the leading pure-play content company, Viacom has the right portfolio of assets and the right vision to manage through this challenging climate while we continue to position ourselves for future growth.”

Philippe Dauman, President and Chief Executive Officer of Viacom, said, “While the global economy continued to be a challenge in the second quarter, the diversity of our revenue streams, sequential improvement in our domestic advertising sales, our generation of cash and our operational discipline all helped to temper the short-term impact. As we look to a longer-term recovery, we continue to manage costs aggressively and make changes in the business that will better position Viacom for growth. Importantly, our efforts to reinvigorate our cable networks’ creative machine are generating positive results, with ratings trends improving across our key networks and record-breaking results for several of our tentpole events, including the MTV Movie Awards and BET Awards ‘09.

“Paramount Pictures’ performance in the second quarter was highlighted by the box office success of its tentpole films STAR TREK and Transformers: Revenge of the Fallen. Both films are unqualified blockbusters that will generate substantial profit as they move through their windows.”

Revenues

Revenues	Quarter Ended June 30,		B/(W)	Six Months Ended June 30,		B/(W)
(in millions)	2009	2008	2009 vs. 2008	2009	2008	2009 vs. 2008

Media Networks	$1,966	$2,136	(8%)	$3,831	$4,153	(8%)

Filmed Entertainment	1,380	1,771	(22%)	2,467	2,917	(15%)

Eliminations	(47)	(50)	N/M	(94)	(96)	N/M

Total revenues	$3,299	$3,857	(14%)	$6,204	$6,974	(11%)

N/M = Not Meaningful

Second Quarter 2009 revenues of $3.30 billion declined 14% from $3.86 billion in 2008. Media Networks revenues decreased 8% to $1.97 billion, principally due to a 41% decline in ancillary revenues driven by lower sales of the music video game Rock Band. Domestic advertising revenues decreased 6%, which represents a 3-percentage point sequential improvement over the first quarter 2009 results. Worldwide advertising revenues were down 8%, reflecting continued softness in the international advertising marketplace. Worldwide affiliate revenues grew 9%, including double-digit growth in the U.S. Filmed Entertainment revenues decreased 22% to $1.38 billion, primarily due to lower theatrical and home entertainment revenues. The strong box office performance of STAR TREK and the first seven days of Transformers: Revenge of the Fallen was not enough to surpass the results of Iron Man and Indiana Jones and the Kingdom of the Crystal Skull in the second quarter of 2008, which resulted in a 27% decline in theatrical revenues to $584 million. Home entertainment revenues were down 29% to $435 million. This result reflects a difficult comparison with the strong sales of the Indiana Jones trilogy on DVD in the prior year as well as ongoing softness in the overall retail sector. Television license fees were up 5% to $314 million in the second quarter.

Operating Income

Operating Income (Loss)	Quarter Ended June 30,		B/(W)	Six Months Ended June 30,		B/(W)
(in millions)	2009	2008	2009 vs. 2008	2009	2008	2009 vs. 2008

Media Networks	$671	$765	(12%)	$1,300	$1,459	(11%)

Filmed Entertainment	(25)	86	N/M	(148)	23	N/M

Corporate	(61)	(59)	(3%)	(122)	(123)	1%

Eliminations	1	—	N/M	(2)	—	N/M

Total operating income	$586	$792	(26%)	$1,028	$1,359	(24%)

N/M = Not Meaningful

Second Quarter 2009 operating income decreased 26% to $586 million, including the impact of $33 million in severance charges, compared with $792 million in the second quarter of 2008. Media Networks operating income declined 12% to $671 million, reflecting lower advertising revenues, losses associated with Rock Band due to the soft retail environment and $16 million in severance charges. The Filmed Entertainment segment had an operating loss of $25 million, including the impact of $17 million in severance charges, versus an operating profit of $86 million in the prior year. This decline reflects the underperformance of certain theatrical releases, lower home entertainment profits and the timing of the theatrical release of Transformers: Revenge of the Fallen late in the quarter.

Second Quarter 2009 net earnings attributable to Viacom decreased $130 million, or 32%, to $277 million, principally due to lower operating income and increased foreign exchange losses, partially offset by a lower effective tax rate and lower interest expense. Excluding the $21 million after-tax impact of severance charges, adjusted net earnings attributable to Viacom were $298 million, down 27% versus the prior year. Adjusted diluted earnings per share for the quarter were $0.49, a 23% decline from diluted EPS of $0.64 in the second quarter of 2008.

Debt

At June 30, 2009, total debt outstanding, including capital lease obligations, decreased to $7.37 billion, compared with $8.00 billion at December 31, 2008. The Company’s cash balances decreased to $250 million at June 30, 2009 compared with $792 million at December 31, 2008.

About Viacom

Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world’s leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Logo, Nickelodeon, Nick at Nite, Noggin, COMEDY CENTRAL, Spike TV, TV Land, BET, Rock Band, AddictingGames, Atom, Neopets, Shockwave and Paramount Pictures. Viacom’s global reach includes approximately 170 channels and 400 online properties in 163 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the worsening of current economic conditions generally, and in advertising and retail markets in particular; the public acceptance of the Company’s programs, motion pictures and games on the various platforms on which they are distributed; competition for audiences and distribution; technological developments and their effect in the Company’s markets and on consumer behavior; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures and games; changes in the Federal communications laws and regulations; the impact of piracy; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including its 2008 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew	Pamela Yi
Vice President, Corporate Communications	Director, Investor Relations
(212) 846-7455 kelly.mcandrew@viacom.com	(212) 846-7581 pamela.yi@viacom.com

VIACOM INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(in millions, except earnings per share amounts)	2009	2008	2009	2008

Revenues	$3,299	$3,857	$6,204	$6,974
Expenses:
Operating	1,943	2,238	3,691	4,047
Selling, general and administrative	690	730	1,323	1,379
Depreciation and amortization	80	97	162	189

Total expenses	2,713	3,065	5,176	5,615

Operating income	586	792	1,028	1,359
Interest expense, net	(109)	(123)	(218)	(240)
Equity in losses of investee companies	(23)	(10)	(56)	(16)
Other items, net	(15)	(12)	(34)	(15)

Earnings from continuing operations before provision for income taxes	439	647	720	1,088
Provision for income taxes	(158)	(237)	(259)	(404)

Net earnings from continuing operations	281	410	461	684
Discontinued operations, net of tax	—	1	—	1

Net earnings (Viacom and noncontrolling interests)	281	411	461	685
Less: Net earnings attributable to noncontrolling interest	(4)	(4)	(7)	(8)

Net earnings attributable to Viacom	$277	$407	$454	$677

Amounts attributable to Viacom:
Net earnings from continuing operations	$277	$406	$454	$676
Discontinued operations, net of tax	—	1	—	1

Net earnings attributable to Viacom	$277	$407	$454	$677

Basic earnings per share attributable to Viacom:
Continuing operations	$0.46	$0.65	$0.75	$1.07
Discontinued operations	$—	$—	$—	$—
Net earnings per share of Viacom	$0.46	$0.65	$0.75	$1.07

Diluted earnings per share attributable to Viacom:
Continuing operations	$0.46	$0.64	$0.75	$1.06
Discontinued operations	$—	$0.01	$—	$0.01
Net earnings per share of Viacom	$0.46	$0.65	$0.75	$1.07

Weighted average number of common shares outstanding:
Basic	607.0	629.2	606.9	634.4
Diluted	608.1	630.1	607.6	635.5

VIACOM INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2009	December 31, 2008
(in millions, except par value)

ASSETS
Current assets:
Cash and cash equivalents	$250	$792
Receivables, net (including retained interests in securitizations)	1,809	2,271
Inventory, net	869	881
Deferred tax assets, net	214	203
Prepaid and other assets	393	355

Total current assets	3,535	4,502
Property and equipment, net	1,065	1,145
Inventory, net	4,147	4,133
Goodwill	11,470	11,470
Intangibles, net	612	674
Other assets	566	563

Total assets	$21,395	$22,487

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$292	$574
Accrued expenses	1,115	1,304
Participants’ share and residuals	1,245	1,537
Program rights obligations	432	384
Deferred revenue	357	442
Current portion of long-term debt	99	105
Other liabilities	422	496

Total current liabilities	3,962	4,842
Long-term debt	7,275	7,897
Participants’ share and residuals	387	488
Program rights obligations	557	621
Deferred tax liabilities, net	100	12
Other liabilities	1,438	1,556
Redeemable noncontrolling interest	167	148
Commitments and contingencies
Viacom stockholders’ equity:
Class A Common stock, par value $0.001, 375.0 authorized; 57.4 and 57.4 outstanding, respectively	—	—
Class B Common stock, par value $0.001, 5,000.0 authorized; 549.9 and 549.4 outstanding, respectively	1	1
Additional paid-in capital	8,225	8,186
Treasury stock	(5,725)	(5,725)
Retained earnings	4,947	4,496
Accumulated other comprehensive income (loss)	47	(49)

Total Viacom stockholders’ equity	7,495	6,909
Noncontrolling interests	14	14

Total equity	7,509	6,923

Total liabilities and equity	$21,395	$22,487

VIACOM INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following table reconciles the Company’s results for the quarter and six months ended June 30, 2009 and the six months ended June 30, 2008, to adjusted results that exclude the impact of severance charges and an impairment charge of a minority investment. The Company uses adjusted operating income, adjusted net earnings from continuing operations attributable to Viacom and adjusted diluted EPS as applicable, among other measures, to evaluate the Company’s operating performance in the absence of certain items and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, improves their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies. Since adjusted operating income, adjusted net earnings from continuing operations attributable to Viacom and adjusted diluted EPS are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for operating income, net earnings from continuing operations attributable to Viacom and diluted EPS as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

(in millions, except per share amounts)	Quarter Ended June 30, 2009

	Operating Income	Pre-tax Earnings from Continuing Operations (1)	Net Earnings from Continuing Operations Attributable to Viacom (2)	Diluted EPS

Reported results	$586	$439	$277	$0.46
Adjustments:
Severance charges(3)	33	33	21	0.03

Adjusted results	$619	$472	$298	$0.49

(in millions, except per share amounts)	Six Months Ended June 30, 2009

	Operating Income	Pre-tax Earnings from Continuing Operations (1)	Net Earnings from Continuing Operations Attributable to Viacom (2)	Diluted EPS

Reported results	$1,028	$720	$454	$0.75
Adjustments:
Severance charges(3)	33	33	21	0.03

Adjusted results	$1,061	$753	$$475	$0.78

VIACOM INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Quarter Ended June 30, 2008

No adjustments to reported results.

(in millions, except per share amounts)	Six Months Ended June 30, 2008
	Operating Income	Pre-tax Earnings from Continuing Operations (1)	Net Earnings from Continuing Operations Attributable to Viacom (2)	Diluted EPS

Reported results	$1,359	$1,088	$676	$1.06
Adjustments:
Impairment of investment(4)	-	12	12	0.02

Adjusted results	$1,359	$1,100	$688	$1.08

(1)	Pre-tax earnings from continuing operations represent earnings before provision for income taxes.
(2)	The tax impact of adjustments has been calculated where appropriate using the applicable rates in effect for the period presented.
(3)	For the quarter and six months ended June 30, 2009 adjusted results exclude $33 million of severance expenses attributable to the Media Networks and Filmed Entertainment segments.
(4)	For the six months ended June 30, 2008, adjusted results exclude a $12 million pre-tax non-cash investment impairment charge, which occurred in the 1st quarter of 2008.